Exhibit (d) (20) (a)
AMENDMENT NO. 1 TO
SUBADVISORY AGREEMENT
     THIS AMENDMENT effective as of this 7th day of December 2012 or the inception date of the PL Global Absolute Return Fund listed on Exhibit A (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of July 2010, by and among Eaton Vance Management, a Massachusetts Business Trust (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Life Funds, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various portfolios of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and
     WHEREAS, the parties desire to appoint Subadviser to serve as subadviser to another portfolio of the Trust;
     NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
     1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
     2. The sentence in Section 2(a) that begins “To the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements....” is hereby replaced with the following:
To the extent that the Subadviser engages in transactions that require segregation of assets or borrowing transactions, the Subadviser shall (i) provide the Trust’s custodian with instructions to note on its books and records that such securities may not be sold unless replaced with other appropriate assets, or (ii) note on the Portfolio’s records that are maintained by the Subadviser that such securities may not be sold unless replaced with other appropriate assets to be segregated in accordance with the 1940 Act and SEC guidance thereunder, based upon trading strategies and positions the Subadviser employs on behalf of the Portfolio, as well as to segregate assets, if necessary, in accordance with the 1934 Act and any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith.

     3. The sentence in Section 2(i) that begins “Within 30 days....” is hereby replaced with the following:
     Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other appropriate senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons (as defined under Rule 17j-1) from violating the Code, and that (c) except as otherwise disclosed, there have been no material violations of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation.
     4. The first sentence in Section 2(q) that begins “...will provide reasonable assistance to the Trust...” is hereby replaced with the following:
     will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) with the Trust complying with Rule 38a-1 under the 1940 Act, including providing reasonable notice of any deficiencies in any relevant regulatory exams, or of any administrative proceeding or enforcement action by the SEC or other regulatory authority or of any material changes to business operations of the Subadviser that will likely, in the reasonable determination of the Subadviser, adversely affect the services provided by Subadviser under this Agreement, provided that such notice will be consistent with applicable law.
     5. Section 2(r) is hereby replaced with the following:
     (r) will comply with the Trust’s policy on selective disclosure of portfolio holdings of the Trust (the “Selective Disclosure Policy”), as provided in writing from time to time to the Subadviser and as may be amended from time to time. As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Compliance with the Policy also includes the requirement of entering into confidentiality agreements that meet the minimum requirements of the Policy with certain third parties who will be receiving non-public portfolio holdings of the Trust. The Subadviser will provide any such agreements to the Investment Adviser or the Trust, as amended or supplemented, only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring conformance with the Trust’s Selective Disclosure Policy. The Subadviser agrees to provide a certification with respect to compliance with the Trust’s Selective Disclosure Policy as may be reasonably requested by the Trust from time to time.
Amdmt No.1 to Eaton Vance Subadvisory Agmt

     6. Section 13 is hereby replaced with the following:
     (a) Except as may otherwise be required by the provisions of this Agreement (including Section 14), the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws.
     (b) Except as may otherwise be required by the provisions of this Agreement (including Section 14), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Trust’s or Investment Adviser’s duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.
     7. The current Section 14(a)(ii) is renumbered to 14(a)(iii) and the following is hereby added as Section 14(a)(ii):
     (ii) are based upon the Subadviser’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking as stated in this Agreement, or....
     8. The current Section 14(b)(ii) is renumbered to 14(b)(iii) and the following is hereby added as Section 14(b)(ii):
     (ii) are based upon the Investment Adviser’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking as stated in this Agreement, or....
     9. The following is hereby added as Sections 14(c) and 14(d):
     (c) It is further understood and agreed that Subadviser may rely upon information furnished to it in writing by Investment Adviser or its designee that Subadviser reasonably believes to be accurate and reliable. The Subadviser agrees to indemnify and hold harmless the PL Indemnified Persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the
Amdmt No.1 to Eaton Vance Subadvisory Agmt

Investment Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, to the extent such losses arise out of any act or omission directly attributable to (in whole or in part) Subadviser or its agents or delegates that results, directly or indirectly, in an error in the net asset value of a Portfolio; provided, however that Subadviser shall not be liable for any such loss (or part of such loss) caused directly or indirectly as a result of the Subadviser’s reasonable reliance on inaccurate information provided by Investment Adviser or its designee to Subadviser, provided further, however, that Subadviser shall continue to be liable for such loss (or part of such loss) if it relied on such information unreasonably, or with reckless disregard of its obligations and duties under this Agreement, or with negligence or willful misfeasance or bad faith.
     (d) It is further understood and agreed that the Investment Adviser may rely upon information furnished to it in writing by the Subadviser or its designee that the Investment Adviser reasonably believes to be accurate and reliable. The Investment Adviser agrees to indemnify and hold harmless the Subadviser Indemnified Persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, to the extent such losses arise out of any act or omission directly attributable to (in whole or in part) the Investment Adviser or its agents or delegates that results, directly or indirectly, in an error in the net asset value of a Portfolio; provided, however that Investment Adviser shall not be liable for any such loss (or part of such loss) caused directly or indirectly as a result of the Investment Adviser’s reasonable reliance on inaccurate information provided by the Subadviser or its designee to the Investment Adviser, provided further, however, that Investment Adviser shall continue to be liable for such loss (or part of such loss) if it relied on such information unreasonably, or with reckless disregard of its obligations and duties under this Agreement, or with negligence or willful misfeasance or bad faith.
     10. In the last paragraph of Section 15, the sentence under (ii) is hereby replaced with the following:
     (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(t), 2(v), 9, 10, 13, 14, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.
Amdmt No.1 to Eaton Vance Subadvisory Agmt

     11. Section 18 is hereby replaced with the following:
     Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.
A.	if to the Subadviser, to:

Eaton Vance Management
Two International Place
Boston, MA 02110
Attention: Maureen A. Gemma, Co-Chief Legal Officer
Email: mgemma@eatonvance.com
Telephone number: 617-672-8305

Eaton Vance Management
Two International Place
Boston, MA 02110
Attention: Sean Kelly
Email: skelly@eatonvance.com
Telephone number: 617-672-8802

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, General Counsel Fund Advisor
Telephone number: 949-219-6767
Email: Robin.Yonis@PacificLife.com
And a copy email to: LegalNotifications@PacificLife.com

C.	if to the Trust, to:

Pacific Life Funds
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, General Counsel
Telephone number: 949-219-6767
Email: Robin.Yonis@PacificLife.com
And a copy email to: LegalNotifications@PacificLife.com
Amdmt No.1 to Eaton Vance Subadvisory Agmt

     12. Section 19(a) is hereby amended by adding the following to the end of the current section:
     The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts. For the purpose of avoiding any doubt, the first sentence in this Section 19(a) shall be the sole provision governing the laws under which this Agreement shall be interpreted.
     13. A new Section 19(f) is hereby added as follows after Section 19(e):
     (f) Amendment of this Agreement. No provision of this Agreement may be changed, waived, or discharged orally, but only by an instrument in writing signed by both Adviser and Subadviser. Any amendment of this Agreement shall be subject to the 1940 Act.
     14. A new Section 20 is hereby added as follows after Section 19:
     20. Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.
Amdmt No.1 to Eaton Vance Subadvisory Agmt

     15. A new Section 21 is hereby added as follows:
     21. Additional Undertakings.
          (a) Upon written request from Subadviser to Investment Adviser, Investment Adviser will seek to provide Subadviser and/or its designee with any data requested that the parties reasonably determine to be necessary for the Subadviser’s management of a Trust’s portfolio; provided that such request is not unreasonably burdensome or costly to Investment Adviser, and the provision of such information does not breach any of Investment Adviser’s policies or duties or obligations under law or contract and is otherwise consistent with applicable law and regulation. Investment Adviser agrees to provide such data to Subadviser and/or its designee in a format that is mutually agreed to between the parties, and within the timeframe and frequency that is mutually agreed to between the parties.
          (b) Investment Adviser acknowledges that the PL Global Absolute Return Fund is modeled after the Subadviser’s Global Macro Absolute Return Advantage Portfolio (“EV Portfolio”) and that certain differences in permissible investments and terms within trading agreements, as identified by the Subadviser in a format requested by or acceptable to the Investment Adviser, may exist between this Portfolio of the Trust and the EV Portfolio. Any such differences identified by the Subadviser may affect the composition and performance of this Portfolio of the Trust as compared to the EV Portfolio and other similar accounts managed by the Subadviser’s portfolio management team. The Subadviser confirms, however, that any such differences identified pursuant to this subparagraph (b) do not prevent the Subadviser from seeking to achieve the Portfolio’s investment goal as described in the Portfolio’s registration statement.
Amdmt No.1 to Eaton Vance Subadvisory Agmt

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

EATON VANCE MANAGEMENT

By:	/s/ Frederick S. Marius
Name: Frederick S. Marius
Title: Vice President, Chief Legal Officer

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary
Amdmt No.1 to Eaton Vance Subadvisory Agmt

Exhibit A
PACIFIC LIFE FUNDS
FEE SCHEDULE
Effective: December 7, 2012 or the inception date of the PL Global Absolute Return Fund
Portfolio: PL Floating Rate Loan Fund
     The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Portfolio based on:
The annual percentage of the combined average daily net assets of the PL Floating Rate Loan Fund and the Floating Rate Loan Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.30%	None
Portfolio: PL Global Absolute Return Fund
     The Investment Adviser will pay to the Subadviser a monthly fee for its services based on an annual percentage of the average daily net assets of the above Portfolio as follows:
(a) The annual percentage of the combined average daily net assets of the PL Global Absolute Return Fund and the Global Absolute Return Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.50%	On the first $3 billion

0.48%	On excess over $3 billion
(b) Multiplied by the ratio of the PL Global Absolute Return Fund’s average daily net assets over the combined average daily net assets of the PL Global Absolute Return Fund and the Global Absolute Return Portfolio of Pacific Select Fund. The billing cycle will commence upon the inception date of the PL Global Absolute Return Fund.
This Exhibit A replaces any prior Exhibit A as of the effective date above.